[UNION MINIERE LOGO HERE]
UNION MINIERE Corporate Communication

PRESS RELEASE


                    UNION MINIERE AND LASER POWER CORPORATION
                            AGREE TO ALL CASH MERGER

Brussels, Belgium and San Diego, California (June 1, 2000) - Union Miniere S.A. (Brussels Stock Exchange: "UNIM") and Laser Power Corporation (Nasdaq: "LPWR") today announced the signing of a definitive merger agreement.

Under the terms of the merger agreement, Union Miniere USA Inc., ("UMI"), a wholly-owned subsidiary of Union Miniere S.A. ("UM"), will merge with Laser Power and, as a first step, will launch a tender offer in June for all of the outstanding shares of Laser Power at $4.00 per share, or approximately $38.7 million. The transaction has been unanimously approved by the boards of UMI and Laser Power. UMI has maintained a minority beneficial interest in the equity of LPC since 1987 and currently holds 957,795 shares, which represents a shareholding of approximately 10% in LPC.

The merger is conditioned upon, among other things, the approval of the United States Department of Defense and the Committee on Foreign Investments in the United States.

Laser Power designs, manufactures, and markets high performance optics. The company's laser optic products are sold to laser system OEMs and end users as original and replacement components in high power CO2 and other lasers. The main applications are in industrial processing such as sheet metal cutting, automobile body welding, surface hardening for engine components and scribing and drilling delicate ceramic circuits. The company's infrared optics products consist of a variety of infrared windows, domes and other optical elements used in thermal imaging systems.

Laser Power will become a wholly-owned subsidiary of UMI and will be integrated into UM's existing Electro Optic Materials business unit. UM has built a significant presence in materials used for optical applications and for night vision. Its current product offering includes germanium lenses, zinc selenide blanks and chalcogenide glass. Marc Van Sande, UM's Executive Vice-President, explained that "Laser Power is a natural extension downstream to participate further in the value chain in the manufacture of laser optic and infrared / night vision products".

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n.v. Union Miniere s.a

Broekstraat 31 Rue du Marais * B-1000 Brussels, Belgium
Phone +32 2 227 70 63 * Fax +32 2 227 79 03 * Telex 34004 umb
VAT BE 401 574 852 * Bank 210-0053806-23 * TRB 85382
Internet www.um.be * e-mail info@um.be
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This press release contains certain forward-looking statements within the meaning of the safe-harbor provisions of the U.S. federal securities laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the companies' ability to control or estimate precisely, such as future market conditions, the actions of governmental regulators and the behavior of other market participants. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. The companies do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE COMPANY. AT THE TIME THE OFFER IS COMMENCED, UNION MINIERE WILL FILE A TENDER OFFER STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AND LASER POWER CORPORATION WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF LASER POWER CORPORATION, AT NO EXPENSE TO THEM. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL ALSO BE AVAILABLE AT NO CHARGE AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV.

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For more information, please contact
PRESS:                 MRS MONIEK DELVOU - TEL. +32 2 227 70 63 * +32 75 26 64 95 - moniek.delvou@um.be
INVESTOR RELATIONS:    MRS ISABELLE MICHOTTE - TEL. +32 2 227 71 47 - isabelle.michotte@um.be
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PRESS RELEASE- Page 3 - 01/06/00
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                                     PROFILE


UNION MINIERE (UM) is an international metals and materials group, which strives to obtain leadership positions in selected markets. Its activities are centred on 3 main business groups: Copper & Precious Metals, Zinc and Advanced Materials. To ensure a rapid response to market openings, each business group is divided into several business units.

The UM Group has industrial operations in Europe, North America, Asia and Africa and serves a global customer base through an international sales network with offices in more than 25 countries.

The underlying principles of UM's strategy across the various business groups are a commitment to technological innovation, operational excellence, recycling and environmental responsibility.

The Group generated a turnover of EUR 3.2 billion in 1999. UM currently employs some 8,000 people.